UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 18, 2006

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)	Retirement of Director

Effective at the conclusion of the annual meeting of stockholders of Marsh & McLennan Companies, Inc. (“MMC”) on May 18, 2006, Robert F. Erburu retired from MMC’s board of directors (the “Board”). Mr. Erburu, who had been a member of the Board since 1996 and its non-executive chair since 2005, had reached the retirement age for directors set forth in MMC’s Guidelines for Corporate Governance.

Mr. Erburu is succeeded in the role of non-executive chair, with immediate effect, by Stephen R. Hardis, who has been a member of the Board since 1998. Mr. Hardis departs the Board’s Audit Committee, which he has chaired since 2001. He is replaced as Audit Committee chair by Marc D. Oken.

Following Mr. Erburu’s retirement, the Board has 12 members. All of MMC’s directors, other than Michael G. Cherkasky, the company’s president and chief executive officer, are independent for purposes of New York Stock Exchange rules and MMC’s Guidelines for Corporate Governance.

A copy of MMC’s press release dated May 18, 2006, announcing, among other things, the retirement of Mr. Erburu and the appointment of Mr. Hardis as MMC’s non-executive chair, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.      Other Events

Also in its press release dated May 18, 2006, MMC reported certain remarks made by Mr. Cherkasky at MMC’s annual meeting of stockholders; indicated the outcome of voting on the matters that were under consideration by stockholders at the meeting; and announced the Board’s declaration of a quarterly dividend of $.17 per share on outstanding common stock, payable on August 15, 2006 to shareholders of record on July 7, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Marsh & McLennan Companies, Inc., dated May 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate &

     Corporate Secretary

Date:	May 18, 2006

EXHIBIT INDEX

Exhibit

Number	Exhibit

99.1	Press release of Marsh & McLennan Companies, Inc., dated May 18, 2006

4